BioVie Receives FDA Clearance of IND Application for

Phase 2a Clinical Trial in Refractory Ascites Patients

BioVie’s Core Patent Covering BIV201 as Treatment

for Ascites Allowed by US Patent Office

Conditions Satisfied to Commence Funding Under the Aspire Capital

$12 Million Common Stock Purchase Agreement

BEVERLY, MA – (Marketwired – April 3, 2017) – BioVie Inc. (OTCQB: BIVI), a clinical-stage company focused on the discovery, development, and commercialization of innovative drug therapies for liver disease, is pleased to announce that it has received notice from the US Food and Drug Administration (FDA) that the planned Phase 2a clinical trial of its new drug candidate BIV201 may be initiated. This was based on the Company’s Investigational New Drug Application (IND) to conduct a study in patients with refractory or intractable ascites due to advanced liver cirrhosis.

A second key milestone was achieved when BioVie was notified by the US Patent and Trademark Office (USPTO) that its application for a core patent covering the use of BIV201 to reduce ascites formation in ambulatory patients has been allowed. This application was based on proprietary ascites patient data provided by the Company’s medical advisor Paolo Angeli, MD, a leading global expert in this field, and licensed from the University of Padova, Italy, where he practices medicine. The US patent is expected to issue within 45 days at which time more details will be reported. The Company continues to pursue patent issuances in Japan, China, and possibly European and other countries.

Additionally, BioVie is pleased to announce that it has met all of the conditions needed to commence the previously announced $12 million common stock purchase agreement with Aspire Capital Fund, LLC. Any funding received under the Aspire agreement will help to support the start of the Phase 2a clinical trial mentioned above and be used for general corporate purposes.

“These represent three major advances for the Company and strongly support the BIV201 clinical development program” commented BioVie CEO Jonathan Adams, “They’re the culmination of many months of effort by our IND and management teams. We are excited about taking the next steps as our compound enters the clinic. Although the primary focus will be on safety and pharmacokinetics, we are also hoping to see signs of disease improvement in severely ill ascites patients.”

The Phase 2a clinical trial will consist of a small number of patients in an open-label study at a single US-based medical center, and is expected to take about 8 months. Eligible patients will have cirrhosis with ascites requiring large-volume paracentesis who are refractory to or unable to tolerate diuretic therapy. Pending the outcome of this first study, BioVie plans to follow with a larger placebo-controlled Phase 2 study.

About BioVie Inc.
BioVie Inc. is a clinical-stage company pursuing the discovery, development, and commercialization of innovative drug therapies. The Company is currently focused on developing and commercializing BIV201, a novel approach to the treatment of ascites due to chronic liver cirrhosis. In March 2017, BioVie received notification from the FDA that it could initiate a Phase 2a US clinical trial. BIV201 has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, NASH, and alcoholism. It has Orphan Drug designation for the most common of these complications, ascites, which represents a significant unmet medical need. The FDA has never approved any drug specifically for treating ascites. For more information about BioVie and BIV201, please visit our website: www.biovieinc.com.

About Liver Cirrhosis and Ascites
More than 600,000 Americans and millions worldwide suffer from liver cirrhosis. Cirrhosis is the 12th-leading cause of death due to disease in the US, killing an estimated 40,000 people each year. The condition results primarily from hepatitis, alcoholism, and nonalcoholic steatohepatitis (NASH) linked to fatty liver disease and obesity. Ascites is a common complication of advanced liver cirrhosis. With no medications approved by the FDA specifically for treating ascites, an estimated 40% of patients die within two years of diagnosis. Certain drugs approved for other uses may provide initial relief, but patients often fail to respond to them as ascites worsens. In addition to patient suffering, US treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $4 billion annually.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause BioVie's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. BioVie has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are BioVie's need for, and the availability of, substantial capital in the future to fund its operations and research and development; and the risks that BioVie's compounds may experience delays or difficulties in commencing or completing clinical studies, may not successfully complete pre-clinical or clinical testing, or may not be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in BioVie's filings with the Securities and Exchange Commission under its former name. In addition to the risks described above and in BioVie's filings with the SEC, other unknown or unpredictable factors also could affect BioVie's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements. BioVie undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation. BioVie cannot guarantee the completion or success of its planned Phase 2a clinical trial.

CONTACT INFORMATION:
BioVie Inc.
info@biovieinc.com